UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

XINDE TECHNOLOGY COMPANY

(Exact name of registrant as specified in its charter)

Nevada	20-8121712
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Number 363, Sheng Li West Street, Weifang, Shandong Province
The People’s Republic of China
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Stock, par value $0.001	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: ___________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

NONE

(Title of class)

Item 1. Description of Registrant's Securities to be Registered.

As of the date hereof, our authorized capital stock consists of One Hundred Fifty Million (150,000,000) shares of common stock, par value $0.001 per share, of which there are 60,000,000 issued and outstanding and Ten Million (10,000,000) shares of preferred stock, par value $0.001per share, of which there are zero (0) shares issued or outstanding. The following statements set forth the material terms of our capital stock; however, reference is made to the more detailed provisions of, and these statements are qualified in their entirety by reference to, the Company’s Articles of Incorporation and Bylaws, copies of which are referenced as Exhibits to our Annual Report as filed with the SEC on September 28, 2010, and the provisions of Nevada General Corporation Law. There are no provisions in the Company’s Articles of Incorporation or Bylaws that would delay, defer or prevent a change in our control.

Common Stock

As of the date hereof, we had 60,000,000 shares of common stock outstanding. Except as otherwise required by applicable law and subject to the preferential rights of the any outstanding preferred stock, all voting rights are vested in and exercised by the holders of common stock with each share of common stock being entitled to one vote. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by our Board of Directors out of funds legally available therefor.

Blank Check Preferred Stock

Our Board is empowered, without further action by stockholders, to issue from time to time one or more series of preferred stock, with such designations, rights, preferences and limitations as the Board may determine by resolution. The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters among such series as may be determined by the Board, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any) and voting rights. Certain issuances of preferred stock may have the effect of delaying or preventing a change in control of our Company that some stockholders may believe is not in their interest.

Item 2. Exhibits.

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed hereunder because no other securities of our Company are listed by The NASDAQ Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:  October 13, 2010

XINDE TECHNOLOGY COMPANY

By:	/s/ Dianjun Liu
Name: Dianjun Liu
Title: Chief Executive Officer